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                                                                    Exhibit 11.5

THIS AGREEMENT is made this 20th day of June, 2000.

BETWEEN

          Hudson Respiratory Care Inc. (herinafter "Hudson RCI", "HRCI" or "COMPANY") whose registered office is at 27711 Diaz Road, Temecula, California, 92589, USA

And

          Ola Magnusson (herinafter "EXECUTIVE")

NOW IT IS HEREBY AGREED that COMPANY shall employ the EXECUTIVE and the EXECUTIVE shall serve COMPANY upon and subject to the following terms and conditions:

1.   Employment

COMPANY hereby employs EXECUTIVE and EXECUTIVE hereby agrees to serve COMPANY in the capacity of Senior Vice President, Hudson RCI and President of Hudson RCI AB subject to the terms and conditions hereinafter contained.

2.   Duties

2.1. EXECUTIVE shall perform such duties and exercise such powers in relation to the business of COMPANY as may from time to time be assigned to or vested in him by COMPANY and shall at all times and in all respects conform to and comply with the reasonable directions and regulations made by the board of directors ("Board").

2.2. Such duties include, but are not limited to, the duties outlined in Addendum A.

2.3. EXECUTIVE shall well and faithfully serve COMPANY and use his best endeavors to promote, develop and extend its business interests or interests of the Hudson RCI group of companies ("Group", "Group COMPANY" or "Affiliate"), including Hudson RCI AB, and shall devote his whole time and attention to the duties of his office.

2.4. EXECUTIVE shall not without the consent of COMPANY directly or indirectly engage in any other business nor shall he be concerned with or interested in any other business of a similar nature to or which might compete with the business for the time being carried on by COMPANY or the Group.

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3.   Position within COMPANY

3.1 EXECUTIVE shall have the authority to represent COMPANY. The following transactions, however, shall require the prior written consent of COMPANY:

       a. Purchase, sale and encumbrance of real property;
       b. Acquisition of or participation in other companies;
       c. Opening new and closing existing branch offices;
       d. Hiring of staff with a salary in excess of SEK 650,000 per year;
       e. Termination of staff with a salary in excess of SEK 650,000 per year;
       f. Entering into agreements outside the ordinary course of business;
       g. Entering into any contract with a duration of more than one year or which involves expenditure in excess of SEK 4,250,000;
       h. Entering into loan agreements (as borrower or lender) in excess of SEK 4,250,000;
       i. Granting of benefits to third parties not in the ordinary course of business;
       j. Increasing salary of staff beyond approved COMPANY limits;
       k. Entering into or ceasing any relationship with banks.

4.   Commencement Date

The employment of EXECUTIVE on the terms of this Agreement commenced on January 1, 2000 when EXECUTIVE's continuous period of employment also began, and shall continue unless and until terminated.

If EXECUTIVE's employment is terminated by either party, EXECUTIVE will have no right to work for COMPANY during any period of notice (although COMPANY will have power to require him to do so). If, at the commencement of any period of notice or at any time during the period of notice EXECUTIVE, is informed (whether by the Board or COMPANY) that hp is not required to work for COMPANY during the remainder of the notice period then he shall become immediately entitled to receive in one (1) lump sum the balance of monies that would have been paid to him during such period of notice had he worked for COMPANY during such period of notice and EXECUTIVE shall be free immediately to take up alternative employment.

5.   Place of Employment

EXECUTIVE shall be based at Centralvagen 1, P.O. Box 711, SE-194 27 Upplands Vdsby, Sweden or such other premises of COMPANY as his duties or COMPANY may from time to time direct. Details of said assignment, if applicable, are contained in Addendum A. EXECUTIVE shall if so requested by COMPANY (without any further remuneration than is hereinafter mentioned) perform such services for any Associated COMPANY and accept such offices in any Associated COMPANY as COMPANY may reasonably require.

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During the continuance of the employment hereunder COMPANY shall be at liberty from time to time to appoint any other person to act jointly with EXECUTIVE and in the event that EXECUTIVE is unable through illness, accident or any other incapacity to carry out his duties under this Agreement for any consecutive period of three (3) months COMPANY may (without prejudice to other provisions of the agreement) temporarily employ any person or persons to perform those duties in EYECUTIVE's place until such time as EXECUTIVE is able to resume the performance of his duties.

6.   Salary / Bonus

6.1 For all services to be performed hereunder during the term of this agreement EXECUTIVE shall receive a salary of SEK 1,320,000 per year payable in 12 equal monthly installments of SEK 110,000. 00 each on such day of each month as may be customary by COMPANY or its affiliates.

6.2 In addition to the salary paid to EXECUTIVE pursuant to clause 6.1 above EXECUTIVE shall be eligible for a bonus. The amount, frequency and timing of payment of that bonus shall be at the absolute discretion of CONTANY. The bonus program is detailed in Addendum B.

7.   Expenses / COMPANY Car and Equipment

7.1 COMPANY shall reimburse EXECUTIVE's expenses properly and reasonably incurred by him in the performance of his duties against receipts or other appropriate evidence of actual payment.

7.2 To assist EXECUTWE in the performance of his duties hereunder, COMPANY shall during the term of his employment hereunder (subject to EXECUTIVE being fully qualified to drive) provide to EXECUTIVE an automobile of a type commonly offered to an EXECUTIVE of similar status in Sweden (typically a reasonably equipped Saab 9000 or Volvo 900). EXECUTIVE shall be solely responsible for any tax liability and general maintenance arising to EXECUTIVE in connection therewith.

7.3 To assist him in the performance of his duties, EXECUTIVE shall receive from COMPANY:

       a. Printer/facsimile machine and monitor
       b. Home phone
       c. Mobile phone
       d. Laptop computer

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8.   Social Security and Insurance

8.1. The contributions for social security (such as compulsory old-age, disability and unemployment insurance) shall be charged as required by Swedish law. The contributions to private healthcare insurance and increased long-term disability to the maximum 90% allowable shall be borne by COMPANY.

9. Pension Scheme EXECUTIVE will participate in the Government pension scheme as detailed by Swedish laws. COMPANY will contribute to EXECUTIVE's retirement account SEK 255,000 per annum, payable in equal monthly installments of SEK 21,250. EXECUTIVE may direct COMPANY to make such additional payments to said pension scheme as may be permitted under Swedish law by reducing EXECUTIVE's monthly salary payment. Such direction by EXECUTIVE must be in writing to COMPANY and conform to all applicable Swedish laws.

10.  Attendance, Holidays, Sick Pay

IO.1 The working week consists of [40] working hours. EXECUTIVE agrees in view of the importance of his position that working time may be in excess of this amount and that such extra hours are not remunerated separately. 10.2 EXECUTIVE is entitled to twenty-five (25) working days of paid holidays (in addition to legally required holidays such as New Year, Christmas, Easter) per calendar year, of which not more than three (3) weeks should be taken at any one time. Holidays must always be scheduled to fit the work requirements of CONIPANY.

11.  Termination of Employment

COMPANY may at any time by notice in writing to EXECUTIVE forthwith terminate his employment and EXECUTIVE shall have no claim against COMPANY in respect of such termination if EXECUTIVE shall:

          11.1.1 commit any serious breach of this Agreement or continue (after being warned in writing) any other breach of any of his obligations (whether under this Agreement or otherwise) to COMPANY or any Associated COMPANY; or

       i) be guilty of any fraud or gross default or misconduct in connection with or affecting the business of COMPANY or any Associated COMPANY or be convicted of any criminal offense (other than a motoring offense not resulting in a custodial sentence); or

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          11.1.3    be guilty of conduct tending to bring him. COMPANY or any
                    Associated COMPANY into disrepute; or

          11.1.4 be of unsound mind or a patient for the purpose of any statute (or any part thereof) relating to mental health.

11.2 COMPANY shall have the further right to terminate the employment of EXECUTIVE hereunder at any time by giving to EXECUTIVE not less than eighteen
(18) months' notice in writing in full and final settlement of any and all claims by either side to the other in respect of such termination.

12.  Secrecy

EXECUTIVE shall not during the term of this agreement or thereafter make use for his own purpose or disclose to any third party any confidential infon-nation having come to his attention before or during the term of this agreement pertaining to COMPANY's business or to the business of any Group COMPANY. All such information and knowledge shall be kept strictly confidential beyond the ten-n of employment. 13. Competition Ban

13.  Competition Ban

13.1 Since EXECUTIVE is likely to obtain in the course of his employment hereunder knowledge of trade secrets and confidential information with respect to products traded by COMPANY, COMPANY's suppliers, distributors, service representatives or of any other confidential information about COMPANY or the Group, EXECUTIVE hereby agrees that he shall during the term of this agreement and during a period of one year following the termination of this agreement neither on his own account nor for any other third party directly or indirectly engage in any business competing with the business carried on by COMPANY or any of the Group Companies.

13.2 During the same period EXECUTIVE agrees not to directly or indirectly solicit, interfere with or endeavor to entice away from COMPANY or a Group COMPANY any person, firm, or COMPANY who at the date of termination of the agreement was supplier, distributor, service representative or customer of COMPANY or who at such date was to his knowledge negotiating with COMPANY or any Group COMPANY. The same prohibition applies to employees or consultants rendering or having rendered services in connection with the business of COMPANY or any Group COMPANY within 12 months prior to termination.

13.3 This competition ban is limited to Sweden.

13.4 For any violation of this competition ban EXECUTIVE hereby undertakes to pay a penalty equal to his last annual salary. Payment of such amount shall not relieve EXECUTIVE of his obligation not to compete as set out in this clause and COMPANY

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remains entitled to seek further damages sustained as a result of EXECUTIVE's violation. COMPANY may in addition to the penalty and the compensation of its damages also ask for the removal of the situation in violation of this competition ban and also ask for an injunction restraining EXECUTIVE from violation of this competition ban.

14.  Term of Employment

14.1. The term of this Agreement shall be unlimited. Notice to terminate the Agreement shall be given in writing by each Party as per the end of each calendar month with a notice period of no less than eighteen months.

14.2 EXECUTIVE shall upon termination of this Agreement immediately deliver to CONTANY all price lists, catalogues, lists of customers, correspondence and other documents, papers and property relating to COMPANY's or any Group COMPANY's business which may have been prepared by him or have come into his possession in the course of his employment and shall not retain any copies thereof.

15.  Entire Agreement

This instrument supercedes any prior agreement between EXECUTIVE and COMPANY, or between EXECUTIVE and EXECUTIVE's previous employer, Louis Gibeck AB, and embodies the entire Agreement between the parties hereto with respect to the employment contemplated herein and there have been and are not arrangements between the parties other than those set forth or provided for herein.

16. Amendment This Agreement may be modified or amended only by written agreement of the parties and any provision hereof may be waived only by a document signed by the party waiving such provision.

17. Counterparts This Agreement will be executed in two counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

18. Applicable Law and Jurisdiction This Agreement is governed by Swedish law. All disputes arising out of or in connection with this Agreement shall be settled by the ordinary courts at the place of business of COMPANY or at the domicile of the defendant to such action, if the defendant resides in Sweden.

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          Signed by               )   Richard W. Johansen
          for and on behalf of    )   President & CEO
          Hudson RCI              )   /s/ Richard W. Johansen
          In the presence of:     )   /s/ Rosalind Devoy


          SIGNED by the said      )   Ola Magnusson
          Ola Magnusson           )   /s/ Ola Magnusson
          In the presence of:     )   Jay R. Ogram

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                                   Addendum A

                               Duties of EXECUTIVE

1) Daily management of the business of HRCI AB including the responsibility for all HRCI business in Europe, Africa and the Middle East

2) Participation in HRCI management meetings including business development, R&D, strategic marketing, mergers & acquisitions and board of directors meetings

3)   Development of HRCI employees in their capacities as members of HRCI

4) Development of strategic and tactical plans for the growth and defense of HRCI business under the direct and indirect control of the EXECUTIVE

5) Providing advice and counsel to the CEO of HRCI regarding the conduct and development of the business, as well as same top both the Board and other senior management

6) Acting in a fiduciary capacity in safeguarding the assets, both tangible and intangible, and prospects of HRCI

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                                   Addendum B

                                  Bonus Program

EXECUTIVE shall participate in the Executive Management Incentive Program (EMIP) at the level of 35% of base salary. Details of the plan are attached.

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